Exhibit 99.2

Gladstone Commercial Corporation Announces Conditional Redemption of all Outstanding Shares of its Series A and Series B Preferred Stock

McLean, VA, September 25, 2019: Gladstone Commercial Corporation (Nasdaq: GOOD) (the “Company”) today announced the conditional, optional redemption of first, all outstanding shares of its $25.0 million 7.75% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), and second, all outstanding shares of its $31.6 million 7.5% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”). These optional redemptions are contingent upon the closing of an offering of a new series of cumulative redeemable preferred stock on or prior to October 23, 2019, with net proceeds to the Company sufficient to effect the redemptions. The Company may waive the contingencies with respect to the redemptions of one or both series, may authorize partial redemptions of one or both series and may cancel any redemptions at its sole discretion.

Notices of redemption on a conditional basis will be sent and publicized with respect to both the Series A Preferred Stock and Series B Preferred Stock, each with a conditional redemption date of October 28, 2019 at a redemption price of $25.00 per share plus all accrued and unpaid dividends through such redemption date.

About Gladstone Commercial Corporation: Gladstone Commercial is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties across the United States. As of July 30, 2019, Gladstone Commercial’s real estate portfolio consisted of 107 properties located in 24 states, totaling approximately 12.9 million square feet. For additional information please visit www.gladstonecommercial.com.

Forward-Looking Statements

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Gladstone Commercial’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on February 13, 2019 and certain other filings we make with the SEC. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

SOURCE: Gladstone Commercial Corporation